Exhibit 99.2

Tower Colleagues:

I am pleased to share with you some very exciting news about the future of Tower. Moments ago, we announced an agreement for our company to be acquired by Autokiniton Global Group “AGG”. Upon completion of this transaction, we will become a private company and our stock will no longer be listed on the New York Stock Exchange. The press release we issued is attached.

I realize you may have questions so I wanted to give you some insight into what this means for you, how we got here and what comes next. This early in the process I’m sure there are many questions on your minds that we do not yet have the answers to. However, we are committed to communicate with you on matters when we are able to.

Right now, nothing changes from a day-to-day operational perspective. We must remain committed to our excellent program execution and focus on safety, quality and taking care of our customers while controlling costs. The outstanding job by the Tower team over the years has allowed us to generate cash flow and support our three pillars of capital deployment: profitable growth above the industry, leverage reduction and return of capital to shareholders. Although we have delivered great results, our performance has not been recognized in the value of our stock price. As the CEO of a publicly traded company, I along with the Tower Board have a fiduciary responsibility to our shareholders.

AGG approached us because they recognize and appreciate the value of Tower; namely our products, facilities and importantly our highly-skilled workforce. As AGG’s CEO George Thanopoulos stated in today’s release, “The combination of these two companies creates synergistic value by lowering overall cost, significantly broadening our product offerings and diversifying our customer base. We are excited to bring Tower’s world-class products, well-positioned facilities and highly-skilled workforce into AGG. Following the transaction, AGG will remain conservatively capitalized, with capital resources to fund product-focused research and development, technology and significant organic growth. AGG remains committed to providing our current and future customers with world-class product quality and customer service.”

After careful consideration, I along with our Board of Directors concluded that this transaction presents tremendous value and is in the best interests of Tower, our colleagues and our stockholders and we unanimously approved the transaction.

It’s important to note that today’s announcement is just the first step in the process. Under the terms of the agreement there will be a 35 day “go-shop” period which permits our Board and our financial advisors to solicit and consider alternative acquisition proposals. In addition, regulatory approvals must be received and stockholders must decide to tender their shares as part of the transaction. We expect the transaction to close in September or October of this year.

Earlier this morning I hosted a call with senior management to discuss today’s announcement and our need to remain focused on safety, quality, performance and taking care of our customers. Next week we will host an all-colleague meeting AGG’s CEO with George Thanopolous at our headquarters in Livonia. An invitation for the event will be sent under separate cover.

Finally, this news may generate attention from external audiences. Should you receive any inquiries, please direct them to Derek Fiebig (248) 675-6457.

Additional Information

The tender offer described herein has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares or any other securities of Tower. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by AGG and its subsidiary, and promptly thereafter a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by Tower. The offer to purchase shares of Tower common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF TOWER ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to AGG’s information agent.

Forward-Looking Statements

This document contains forward-looking information related to Tower, AGG and the proposed acquisition. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. All of the statements in this press release, other than historical facts, are forward-looking statements and are based on a number of assumptions that could ultimately prove inaccurate. Forward-looking statements in this press release include, among other things, statements with respect to the anticipated timing of the completion of the proposed acquisition and its potential benefits, as well as AGG’s plans, expectations and intentions and projected business, results of operations and financial condition. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, Tower’s actual results may differ materially from its expectations or projections. The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements: (1) risks related to the satisfaction of the conditions to closing the proposed acquisition in the anticipated timeframe or at all, including uncertainties as to how many shares of Tower’s common stock will be tendered in the tender offer and the possibility that the acquisition does not close, (2) the possibility that alternative acquisition proposals will be made, (3) the possibility that Tower will terminate the Merger Agreement to enter into an alternative business combination, (4) the possibility that various closing conditions may not be satisfied and required regulatory approvals may not be obtained, (5) the risk that the Merger Agreement may be terminated in circumstances requiring Tower to pay a termination fee, (6) the risk of litigation and regulatory actions related to the proposed acquisition, which may delay the proposed acquisition, and (7) risks regarding the failure to obtain the necessary financing to complete the proposed acquisition. Other factors that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are set forth under “Risk Factors” in Tower’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, the Schedule TO and other tender offer documents to be filed by [AGG] and its affiliates, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Tower. Tower’s filings with the United States Securities and Exchange Commission (the “SEC”) are available publicly on the SEC’s website at www.sec.gov, or on Tower’s website at https://towerinternational.com/ under the “Investors” section. All such forward-looking statements speak only as of the date they are made. Except as required by law or regulation, Tower undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, circumstances or otherwise.

Jim Gouin

President and CEO